Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Adolor Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-134647, No. 333-51222, No. 333-62428, No. 333-100585, and No. 333-105912) on Form S-8 and registration statement (No. 333-131765 and No. 333-107998) on Form S-3 and registration statement (No. 333-64298) on Form S-1 of Adolor Corporation of our reports dated February 27, 2007, with respect to the consolidated balance sheet of Adolor Corporation and subsidiary as of December 31, 2006 and 2005 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the year in the three-year period ended December 31, 2006, and for the period from August 9, 1993 (inception) to December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Adolor Corporation.

Our report dated February 26, 2007, with respect to the consolidated balance sheets of Adolor Corporation and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and for the period from August 9, 1993 (inception) to December 31, 2006, contains an explanatory paragraph that describes Adolor Corporation’s adoption of the fair value method of accounting for the stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R). Share-Based Payment.

Philadelphia Pennsylvania

February 26, 2007